UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): March 23, 1999


                              KENETECH CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)


         33-53132                                     94-3009803
       (Commission File Number)                    (I.R.S. Employer
                                                Identification Number)


                          500 Sansome Street, Suite 410
                         San Francisco, California 94111
               (Address of Principal Executive Offices) (Zip Code)


                                 (415) 398-3825
              (Registrant's Telephone Number, Including Area Code)




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Item 5.  Other Events.

On May 14, 1998 (the "Mandatory Conversion Date"), pursuant to the terms and conditions of the Restated Certificate of Incorporation, as amended, of KENETECH Corporation, a Delaware corporation (the "Registrant"), each outstanding share of the Registrant's Preferred Redeemable Increased Dividend Equity Securities, 8-1/4% PRIDES, Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock") (each depositary share representing one-fiftieth of a share of the Preferred Stock (the "Depositary Shares")), was converted mandatorily into (i) 50 shares of the Registrant's authorized common stock, par value $0.0001 per share ("Common Stock"), and (ii) the right to receive, from and after the Mandatory Conversion Date, cash in an amount equal to all accrued and unpaid dividends on such share of Preferred Stock to and including the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends on the Preferred Stock.

On March 23, 1999, the Board of Directors of the Registrant determined, pursuant to the terms of the Certificate of Incorporation set out above, to pay cash in an amount equal to all accrued and unpaid dividends on each share of Preferred Stock, to and including the Mandatory Conversion Date, which results in a payment of $4.1775 per Depositary Share. The payment shall be made on or about April 14, 1999, to the persons in whose names depositary receipts evidencing the Depositary Shares were registered on the books of the Depositary, ChaseMellon Shareholder Services, L.L.C., on the Mandatory Conversion Date. The total payment by the Registrant is $21,408,016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     KENETECH Corporation
                                                     (Registrant)

Date:   March 25, 1999                By: _______________________________
                                          Mark D. Lerdal
                                          President and Chief Executive Officer




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